FOR IMMEDIATE RELEASE

               April 1, 2014

               Contact:   Susan M. Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, April 1, 2014…...........On April 1, 2014, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share June 16, 2014, to shareholders of record at the close of business on May 15, 2014.  The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also on April 1, 2014, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from March 1, 2014 through May 31, 2014, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable June 16, 2014, to shareholders of record at the close of business on May 15, 2014.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates eighty-two manufactured home communities containing approximately 14,500 developed homesites.  These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan.  In addition, the Company owns a portfolio of REIT securities.

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